                                   EXHIBIT 4.8

                             VALLEY INDEPENDENT BANK
                        FLEXPLUS RETIREMENT SAVINGS PLAN

                                 FIRST AMENDMENT

        WHEREAS, Valley Independent Bank (the "Employer") maintains the Valley Independent Bank FLEXPLUS Retirement Savings Plan (the "Plan"), effective January 1, 1989, for the exclusive benefits of its eligible employees; and

        WHEREAS, Article VIII of the Plan reserves to the Employer the right to amend the Plan from time to time; and

        WHEREAS, the Employer desires to amend the Plan;

        NOW, THEREFORE, effective June 17, 1996, Section D10 of the Adoption Agreement is hereby amended, to read as follows:

D10     PLAN SHALL RECOGNIZE SERVICE WITH A PREDECESSOR EMPLOYER

        a.     ( )  No

        b.     (X)  Yes: Years of Service with California Commerce branch in
                    Calexico shall be recognized for the purpose of this Plan.

        NOTE: If the predecessor Employer maintained this qualified Plan, then Years of Service with such predecessor Employer shall be recognized pursuant to Section 1.74 and b. must be marked.

        IN WITNESS WHEREOF, the Employer has caused this First Amendment to be executed as of this 17th day of June, 1996.

Valley Independent Bank

By: /s / Charlotte Studer
   -----------------------------
        Corporate Secretary




                                      182